[Portions of this document are subject to requests of confidential treatment filed with the Securities and Exchange Commission]

                           LICENSE AGREEMENT


         AGREEMENT, dated August , 1996, by and between MMTC, INC. ("MMTC") a Delaware corporation having its principal executive offices at 12 Roszel Road, Suite A-203, Princeton, New Jersey 08450, and CHEUNG LABORATORIES, INC. ("CLI"), a Maryland corporation having its principal executive offices at 10220-I Old Columbia Rd. Columbia, MD 21046.

         WHEREAS, MMTC owns or controls certain patents relating to a microwave balloon catheter which may have application for treatment of diseases of the prostate;

         WHEREAS, CLI desires to acquire a perpetual, exclusive, and worldwide license under said patents for use in the Field (as defined below);

         WHEREAS, MMTC is willing to grant CLI said license for use in the Field.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, MMTC and CLI hereby agree as follows:


                                    SECTION 1 - DEFINITIONS

         For purposes of this Agreement the following definitions shall be applicable:

         1.1 "Affiliate" shall mean, with respect to any party, a person, firm, partnership, trust, company or other entity which, directly or indirectly, ( i ) owns or controls said party, or (ii) is owned or controlled by such party or by any person, firm, partnership, trust, company or other entity which owns or controls, directly or indirectly, said party. For purposes of this Section 1.1, "owned" or "owns" shall mean the legal or beneficial ownership of fifty percent (50 %) or more of the issued and voting capital or other share participation, and "controls" or "controlled" shall mean the power to vote or direct fifty percent (50 %) or more of the voting power or otherwise to direct the affairs thereof, but only for so long as said ownership or control shall continue.


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         1.2 "Field"  shall mean the  treatment of prostatic  disease in humans, excepting the treatment of cancer of the prostate.

         1.3 "Licensed Patents" shall mean only all patents listed in Appendix I, annexed hereto and made a part hereof and any patents which may issue from applications listed on Appendix I, together with all divisionals, continuations-in-part, patents of additions and extensions and reissues thereof.

         1.4 "Licensed Products" shall mean anything the manufacture, use or sale of which would, in the absence of a license, infringe any of the Licensed Patents and is used in the Field.

         1.5 "Net Sales" shall mean gross sales of Licensed Products sold by CLI, its Affiliates and sublicensees to third parties, less the total of ( i ) ordinary and customary cash and trade discounts, ( ii ) returns, ( iii ) allowances, ( iv ) commissions to independent sales agents, and (v ) excise, sales or use taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid or deducted which are related to gross sales of Licensed Products sold by CLI, its Affiliates and sublicensees to their distributors but shall not include sales by such distributors to third parties. In the event that any component or item within the definition of "Licensed Product" hereunder is separately sold and is also sold as part of or in conjunction with another significant component which is not within the definition of "Licensed Product", then Net Sales thereof shall be determined as if such item or component had been sold separately.

         1.6  "Nonpatent   Countries"  shall  mean  those  countries  where  the
manufacture, use or sale of the Licensed Products does not infringe an unexpired Licensed Patent applicable to that country.

         1.7  "Patent   Countries"   shall  mean  those   countries   where  the
manufacture, use or sale of the Licensed Products would, in the absence of a license, infringe an unexpired Licensed Patent applicable to that country.

         1.8 "Payment Computation Period" shall mean each fiscal quarter, or any portion thereof, ending on the last day of the third, sixth, ninth, and twelfth accounting periods of a given CLI fiscal year. In the event CLI should change its fiscal year end so that CLI has a transitional fiscal year which is longer


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or  shorter  than  twelve  months,  the  Payment  Computation  Periods  for such transitional fiscal year shall be in accordance with generally accepted accounting principles and approximately equal to the length of three (3) fiscal accounting periods in a fiscal year consisting of twelve months.

                          SECTION 2 - GRANT OF LICENSE

         2.1 Subject to the terms of this Agreement, MMTC hereby grants to CLI, and CLI hereby accepts, a perpetual, exclusive and worldwide license, to make, have made, use and sell the Licensed Products in the Field. It is understood that the foregoing exclusive license grants to CLI the rights enumerated to the exclusion of all other parties in the Field, including MMTC and its Affiliates.

                     SECTION 3 - LICENSE FEES AND ROYALTIES

         3.1 In consideration of the patent licenses, CLI shall pay to MMTC a license fee in the total amount of [Confidential Treatment Requested] which shall be payable within thirty (30) days after execution of this Agreement. The foregoing license fee paid to MMTC shall be creditable against future royalties due under Section 3.3 hereof.

         3.2 CLI shall pay MMTC an additional license fee ("Additional License Fee") of [Confidential Treatment Requested] for each failure by CLI to meet any of the following development milestones by the specified date:

         ( i )    to commence a clinical safety trial with  not  less  than  ten
                  (10) patients by March 31, 1997;

         ( ii )   to file IDE within 6 months after signing of agreement; or

         ( iii ) to commence clinical efficacy immediately upon receipt of IDE approval.

CLI shall pay any required Additional License Fee to MMTC within sixty (60) days after the applicable date set forth in Section 3.2 ( i ), ( ii ), or ( iii ) above. CLI shall

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provide MMTC with written  notification  that it has met each of the development milestones set forth above in Section 3.2 ( i ) , ( ii ), and ( iii ) within sixty (60) days of meeting such milestone. Notwithstanding the provisions of this Section 3.2 , if CLI should fail to meet any of the development milestones set forth above in Section 3.2 ( i ), ( ii ), or ( iii ), in lieu of paying the required Additional License Fee , CLI, at its option, may terminate this Agreement and relinquish all its rights under this Agreement to the Licensed Patents. If CLI should fail to meet any of the development milestones set forth above in Section 3.2 ( i ), ( ii ), or ( iii ) and should fail to pay the required Additional License Fee, MMTC, at its option, may terminate this Agreement as provided in Section 12.2 hereof. All Additional License Fees paid by CLI to MMTC shall be creditable against future royalties due under Section
3.3 hereof.

         3.3 In consideration of the license granted to CLI under Section 2.1 hereof , CLI shall pay to MMTC royalties based on Net Sales of Licensed Products in Patent Countries as follows:

          ( i )   At  the  rate  of [Confidential Treatment Requested] of annual
Net Sales.

The royalties payable under this Section 3.3 shall only be payable on Net Sales in Patent Countries and shall not be payable on Net Sales in Nonpatent Countries, regardless of the country of manufacture of the Licensed Product. The duration of royalty payments under this section 3.3 shall be determined on a county-by-country basis and, subject to the provisions of Sections 6.1 and 8.3 hereof, shall continue in each country until the expiration of the last to expire of the Licensed Patents in such country with claims directed to the Licensed Product sold in such country by CLI, its Affiliates and sublicensees.

         3.4 CLI shall pay MMTC minimum annual royalties of [confidential treatment requested] for a period of seven (7) years commencing with the earlier of (i) the first full CLI fiscal year following the first commercial sale of a Licensed Product in the United States and ( ii ) CLI's 2000 fiscal year (the fiscal year beginning after December 31, 1999). In the event the royalties payable pursuant to Section 3.3 hereof for any CLI fiscal year should be less than the minimum annual royalties payable for such fiscal year pursuant to this section 3.4, then CLI, within sixty (60) days after the end of such fiscal year, shall pay to MMTC an additional royalty for such fiscal year which shall be

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equal to the difference  between the minimum annual royalty payable  pursuant to this Section 3.4 and the royalty payable pursuant to Section 3.3. for such fiscal year. Any additional royalties paid by CLI pursuant to this Section 3.4 shall be creditable against future royalties due under Section 3.3 hereof. If CLI should fail to pay MMTC the additional royalties under this Section 3.4 hereof for any CLI fiscal year, MMTC shall have the right, at its option, to terminate this Agreement pursuant to Section 12.2 hereof. If CLI terminates this Agreement pursuant to Sections 12.1 or 12.3, CLI obligations to pay annual minimum royalties pursuant to this Section 3.4 shall cease as of the effective date of termination.

                    SECTION 4 - PAYMENT PROCEDURES, REPORTS,
                          RECORDS, TAXES, AND AUDITING

         4.1 Sales between or among CLI, its Affiliates and sublicensees shall not be subject to royalties under Section 3.3 hereof, but in such cases royalties shall be calculated upon Net Sales by such persons to independent third parties, including distributors. CLI shall be responsible for payment of any royalties accrued on sales of Licensed Products to such independent third parties through its Affiliates or sublicensees.

         4.2 CLI shall pay to MMTC royalties on Net Sales in Patent Countries during each Payment Computation Period within sixty (60) days after the end of each such Payment Computation Period, and each payment shall be accompanied by a report identifying the Licensed Product, the Net Sales in Patent Countries, and the royalties payable to MMTC, as well as computation thereof. Said reports shall be certified as true and correct by the Controller of CLI. Said reports shall be kept confidential by MMTC and not disclosed to any party (other than accountants under Section 4.3 hereof and MMTC's attorneys who shall all be subject to the same obligations of confidentiality as those imposed on MMTC hereunder) And shall only be used for the purposes of this Agreement.

         4.3 CLI shall, and shall cause its Affiliates and sublicensees to, keep full and accurate books and records setting forth gross sales of Licensed
Products and Net Sales in Patent Countries and amounts payable to MMTC hereunder. CLI shall permit MMTC, at MMTC's expense, by independent certified public accountants employed by MMTC and acceptable to CLI, to examine such books and records at any reasonable time, but not later than two (2) years following the rendering of any

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such reports,  accountings, and payments. Such independent accountants shall not disclose to MMTC any of CLI's cost data. The opinion of said independent accountants regarding such reports, accountings, and payments shall be binding on the parties hereto.

                           SECTION 5 - CONFIDENTIALITY

         5.1 During the term of this Agreement and for a period of ten (10) years after expiration or termination hereof (except in case of termination by MMTC under Sections 12.2 and 12.3 hereof), MMTC shall keep confidential and not disclose to others or use for any purpose, other than as authorized herein, and know-how, data or information directed to Licensed Products which is disclosed to MMTC or its Affiliates by CLI; provided, however, the foregoing obligations of confidentiality and non-use shall not apply to the extent that such know-how, data and information is:

         ( i ) already known to MMTC at the time of disclosure hereunder of hereafter developed by MMTC independent of any disclosure hereunder as MMTC can demonstrate by competent proof; or

         ( ii ) publicly known prior to or after disclosure hereunder other than through acts or omissions of MMTC, its Affiliates, or its Affiliates' employees.

         5.2 During the term of this Agreement and for the period of ten (10) years after expiration of termination hereof, CLI shall keep confidential and not disclose to others or use for any purpose, other than as authorized herein, and know-how, data or information directed to the Licensed Products or Licensed Patents which is disclosed to CLI or its Affiliates by MMTC; provided, however, the foregoing obligations or confidentiality and non-use shall not apply to the extent that such know-how, data and information is:

         ( i ) already known to CLI at the time of disclosure hereunder or hereafter developed by CLI independent of any disclosure hereunder as CLI can demonstrate by competent proof; or


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         ( ii )   publicly known  prior to or  after disclosure  hereunder other than through acts or omissions of CLI, its Affiliates, or its Affiliates employees; or

         ( iii ) disclosed in good faith to CLI by a third party under a reasonable claim of right; or

         ( iv ) disclosed to third parties under a secrecy agreement with essentially the same confidentiality provisions provided herein for use solely in connection with CLI's exercise of its rights under this Agreement.

Disclosure may be made by CLI to governmental agencies to the extent required or desirable to secure governmental approval for marketing of Licensed Products and to preclinical and clinical investigators where necessary or desirable for their information to the extent normal and usual in the custom of the trade and under a secrecy agreement with confidentiality provisions which are similar to those contained herein. Nothing herein shall be deemed to limit the right of clinical investigators from publishing the results of their work.

                       SECTION 6 - REDUCTION OF ROYALTIES


         6.1 Royalties payable by CLI to MMTC under Section 3.3 hereof shall be reduced as follows:

         ( i ) If CLI or its Affiliates or sublicensees reasonably determine in good faith with respect to any Patent Country that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license regarding Licensed Products under any patent not licensed hereunder in order to make, use or sell Licensed Products in such country and to pay a royalty under such license, CLI shall notify MMTC, and CLI's obligations to pay royalties under Section 3.3 hereof shall be reduced with respect to Net Sales in such Patent Country by an amount equal to fifty percent (50%) of the royalty payable by CLI under such additional license. CLI shall, however, make a good faith attempt to negotiate the royalty rate and calculation

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                  of  royalties  payable  to such third  parties  with a view to minimizing  the  royalty to be deducted under this Section 6.1
                  (i).

         ( ii ) If a third party obtains, by order, decree or grant from a competent governmental authority in any Patent Country, a compulsory license under the Licensed Patents authorizing such third party to manufacture, use or sell any Licensed Product in such country, MMTC shall give prompt notice to CLI. During the period of time sales are made pursuant to such compulsory license, CLI's obligations to pay royalties under Section 3.3 hereof with respect to sales in such country shall be reduced to the rate payable to MMTC by said third party.


                          SECTION 7 - COMMERCIALIZATION

         7.1 Subject to the provisions of Sections 3.3. and 3.4, CLI will use reasonable efforts to market Licensed Products in such countries where such marketing will be commercially reasonable to CLI under the circumstances pertaining from time to time. Notwithstanding the foregoing , but subject to the provisions of Section 3.3 and 3.4, nothing in this Agreement shall require CLI to maximize sales of Licensed Products nor prevent CLI, its Affiliates or sublicensees from manufacturing, using or selling in any country any products similar to or competitive with the Licensed Products. MMTC also agrees that nothing in this Agreement shall in any way limit CLI's sole and exclusive right to determine, in its discretion, the timing or manner of marketing, manufacturing or advertising Licensed Products, provided such marketing, manufacturing, or advertising is in compliance with applicable laws and regulations.

                               SECTION 8 - PATENTS

         8.1 MMTC and CLI shall cooperate in connection with the continued prosecution by MMTC of the patent applications listed on Appendix I. If CLI desires that MMTC file any application for a patent in specific countries other than those enumerated on Appendix I or file any patent application on improvements and variations upon inventions disclosed in the Licensed Patents for use in the Field, CLI shall advise MMTC of such countries or improvements, variations or inventions, as the case may be. Provided that MMTC has no


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reasonable  objection thereto,  MMTC shall thereupon file patent applications as requested. So long as this Agreement is in effect, CLI shall pay the reasonable expenses incurred after the date of this Agreement , including reasonable fees for patent counsel, for filing and prosecuting the patent applications listed on Appendix I and such other patent application filing requested by CLI pursuant to this Section 8.1. In addition, MMTC shall take all necessary steps and pay all expenses necessary to maintain for the full life thereof all Licensed Patents, and, so long as this Agreement is in effect, CLI shall reimburse MMTC its reasonable expenses in connection therewith. MMTC agrees to sign such further authorizations and instruments and take such further action as may be requested by CLI to implement the foregoing. In connection with any patent filing and prosecution pursuant to this Section 8.1, the cooperation between the parties shall include, without limitation:

         ( i ) CLI having full access to all documentation, filings and communications to or from the respective patent offices, and shall be kept fully advised as to the status of all pending applications;

         ( ii ) MMTC and its agents and attorneys consulting with CLI prior to taking any action or making any filing or submission in connection with such patent prosecutions; and

         ( iii )  MMTC   and   its    agents   and    attorneys    giving    due
                  consideration to all suggestions and comments of CLI regarding any aspect of such patent prosecutions.

         8.2 If any claim relating to Licensed Patents becomes, within any Patent Country, the subject of a judgment, decree or decision of a court, tribunal, or other authority of competent jurisdiction , which judgement, decree, or decision is or becomes final (there being no further right of review) and adjudicates the validity, enforceability, scope, or infringement of the same, the construction of such claim in such judgment, decree or decision shall be followed thereafter in such country in determining whether a product is licensed hereunder, not only as to such claim but also as to all other claims to which such construction reasonably applies. If at any time there are two or more conflicting final judgments, decrees, or decisions with respect to the same claim, the decision of the higher tribunal shall thereafter control, but if the tribunal be of equal rank, then the final judgment, decree, or decision more favorable to such claim shall control unless and until the majority of such tribunals of

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equal rank adopt or follow a less favorable final judgment, decree, or decision, in which event the latter shall control.

         8.3 In the event any infringement action shall be brought within any Patent Country against CLI or any of its Affiliates or sublicensees because of the manufacture, use or sale of Licensed Products, CLI shall promptly notify MMTC thereof. CLI shall continue to pay royalties hereunder during the continuance of such infringement action and all appeals thereof, provided that CLI or MMTC shall defend such action. If neither CLI nor MMTC shall assume the defense of such infringement action, upon request by CLI to MMTC, then during the pendency of such infringement action, CLI's obligations to pay royalties under Section 3.3 with respect to sales in such country shall cease.

         8.4 If any third party shall, in the reasonable opinion of CLI, within any Patent Country, infringe any of the Licensed Patents, CLI shall promptly notify MMTC. CLI shall have the right to bring suit and to take action in its own name or in the name of MMTC where necessary. CLI and MMTC shall, at the other's request, take all action necessary to assist in such suits (including joining as a party). If MMTC is required or requested by CLI to join in any suit brought by CLI, MMTC may be represented at CLI's expense by counsel of MMTC's choice, provided that the expense is reasonable and the hourly rates charged by MMTC's counsel are not greater than those of CLI's counsel on the same suit. Any monetary recovery in connection with such infringement action shall be applied to reimburse MMTC and CLI for their out-of-pocket expenses (including reasonable attorneys' fees and any amounts paid hereunder by CLI to MMTC for employees or counsel fees) in prosecuting such infringement. Any balance shall be shared equally between CLI and MMTC. If such recovery is less than the out-of-pocket expenses, reimbursement shall be on a pro-rated basis. CLI's obligations to pay royalties to MMTC pursuant to Sections 3.3 and 3.4 shall not be reduced or diminished because of the pendency of any infringement action.

         8.5 MMTC will cooperate with CLI in the defense of any suit, action or proceeding against CLI alleging the infringement of a patent or other intellectual property right owned by a third party by reason of the use by CLI of the Licensed Patents in the manufacture, use or sale of the Licensed Products or in the exercise of any other right granted hereunder to CLI. CLI shall give MMTC prompt notice of the commencement of any such suit, action or proceeding or claim of infringement.

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MMTC shall give to CLI all authority  (including the right to exclusive  control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding. CLI may join MMTC as a defendant, if necessary or desirable, and MMTC shall execute all documents and take all other actions, including giving testimony, which may be reasonably required in connection with the defense of such suit, action or proceeding. CLI agrees to reimburse MMTC for any costs and expenses to the extent such costs and expenses are approved in advance by CLI.

         8.6 CLI shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the patent laws of the country where made, used or sold.

         8.7 Anything to the contrary notwithstanding in this Section 8 (including use of the word "reimburse") , CLI shall pay MMTC in advance for all costs and expenses, other than legal fees and expenses, which will be incurred by MMTC in connection with Section 8. With respect to reimbursement by CLI of legal fees and expenses incurred by MMTC pursuant to Section 8, CLI shall pay such legal fees and expenses directly to MMTC's legal counsel promptly upon MMTC's submission to CLI of bills for such legal fees and expenses and MMTC shall not be required to first pay such legal fees and expenses in order to seek reimbursement from CLI.

                    SECTION 9 - REPRESENTATION AND WARRANTIES

         9.1  MMTC hereby represents and warrants to CLI as follows:

         ( i ) MMTC has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by MMTC have been duly and validly authorized and approved by proper corporate action on the part of MMTC and MMTC has taken all other action required by law, its corporate statutes, certificate of incorporation or by-laws or any agreement to which it is a party or to which it may be subject required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of CLI, this Agreement constitutes a legal, valid and binding obligation of MMTC enforceable

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                  against  MMTC  in  accordance  with its terms, except  as  the
                  enforceability    thereof   may   be   limited  by  applicable
                  bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         ( ii ) To the best of MMTC's knowledge, the execution and delivery of this Agreement by MMTC and the performance by MMTC contemplated hereunder will not violate any ordinance, law, decree or government regulation or any order of any court or other governmental department, authority, agency or instrumentality thereof.

         ( iii) Except as set forth in that certain letter dated May 14, 1992, from MMTC to CLI, a copy of which is attached hereto as Appendix II, to the best of MMTC's knowledge, as of the date hereof, the issued Licensed Patents are valid and enforceable patents and MMTC has no knowledge that any third party is infringing such Licensed Patents or that the manufacture, use and sale by CLI of Licensed Products will infringe any other patents of MMTC or its Affiliates or patents of third parties. Appendix I lists all patents and patent applications related to the Licensed Product beneficially owned by MMTC or its Affiliates. In addition , MMTC is the legal and beneficial owner of all of the Licensed Patents, and no other person, firm, corporation or other entity, has any right, interest or claim in or to the Licensed Patents.

         ( iv ) Neither the execution and delivery of this Agreement nor the performance hereof by MMTC requires MMTC to obtain any permits, authorizations or consents from any governmental body or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any termination of any agreement or contract to which MMTC may be a party or which otherwise relates to the Licensed Patents or the Licensed Products.

         ( v ) Upon execution of this Agreement, MMTC will disclose to technical personnel of CLI all data and material information, known to it or its Affiliates, with respect to the safety and efficacy of the Licensed Products.

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         9.2  CLI hereby represents and warrants to MMTC as follows:

         ( i ) CLI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by CLI have been duly and validly authorized and approved by proper corporate action on the part of CLI and . and CLI has taken all other action required by law, its certificate of incorporation or by-laws or any agreement to which it is a party or to which it may be subject required to authorize such execution and delivery. Assuming due authorization, execution and delivery on the part of MMTC, this Agreement constitutes a legal, valid and binding obligation of CLI, enforceable against CLI in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         ( ii ) To the best of CLI's knowledge, the execution and delivery of this Agreement and the performance by CLI contemplated hereunder will not violate any state, federal or other statute or regulation or any order of any court or other governmental department, authority, agency or instrumentality of the United States.

         (ii) CLI shall purchase product liability that is satisfactory to MMTC in the amount of not less than $5,000,000 for product liability.

                          SECTION 10 - INDEMNIFICATION

         10.1 CLI agrees to indemnify and hold MMTC, its directors, officers, agents and employees harmless from all loss, damage, liability, claim of loss, lawsuit, action, cost, fees (including reasonable attorneys' fees) , expenses, and other claims asserted against them or any of them for damage, injury, or death arising directly or indirectly as a result of the clinical testing or use,, manufacturing, processing, packaging, marketing, sale or distribution of Licensed Products, in each case by CLI, its Affiliates or sublicensees. CLI shall have no obligation to indemnify MMTC or its directors, officers, agents or employees under this Section 10.1 in the event a judge or jury makes a specific finding or verdict, which is sustained through final appeal of gross negligence that is willful or wanton or of intentional and conscious wrongdoing.

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MMTC shall give CLI  notice as soon as  practicable  of any such claim or action and CLI shall have the right to participate in any compromise, settlement or defense thereof.

                                SECTION 11 - TERM

         11.1 This Agreement shall commence as of the effective date hereof and shall continue in perpetuity unless terminated earlier in accordance with
Section 12.

         11.2 The term of CLI's royalty obligations under Section 3.3 of this Agreement shall be for the life of any patent included within the Licensed Patents and licensed to CLI pursuant to Section 2.1.

         11.3 CLI's obligation to pay royalties pursuant to Sections 3.3 and 3.4 hereof shall cease and CLI shall be deemed to have a fully paid-up license upon the earlier of ( i ) the expiration of all patents within the Licensed Patents or ( ii ) respecting the Patent Country or Patent Countries in question, the termination of CLI's obligation to pay royalties pursuant to Section 8.

                            SECTION 12 - TERMINATION

         12.1 If at any time CLI shall, in its reasonable judgment, determine that it is not reasonably practicable to sell or continue to sell Licensed Products, CLI, upon sixty (60) days notice to MMTC, shall have the right, as CLI may elect, to terminate this Agreement, whereupon this Agreement shall terminate sixty (60) days after the date of such notice.


         12.2 If CLI fails to pay MMTC any required Additional License Fee required by Section 3.2 hereof, royalties required by Section 3.3 hereof, or minimum annual royalties required by Section 3.4 hereof, and such breach or default as not cured within thirty (30) days after the giving of notice by MMTC specifying such breach or default, MMTC shall have the right to terminate this Agreement immediately upon expiration of such thirty (30) day period and to institute arbitration proceedings to recover any unpaid royalties accrued on or before termination.


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         12.3 Subject to the  provisions  of Section 12.2, if either CLI or MMTC breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach of default is not cured within ninety (90) days after the giving of notice by the other party specifying such breach or default, the other party shall have the right to terminate this Agreement upon a further thirty (30) days notice. If any representation or warranty of any party as contained in this Agreement shall be materially incorrect or inaccurate, such shall be deemed to be a material breach or default of this Agreement by such party.

         12.4 Termination of this Agreement for any reason shall be without prejudice to:

         ( i ) the rights and obligations of the parties as provided in Sections 5.1, 5.2 and 10.1 hereof;

         ( ii )   MMTC's right to  receive all  payments accrued  under Sections
                  3.3 and 3.4 hereof prior to the effective date of such termination; and

         ( iii )  any other remedies which either party may otherwise have.

         12.5 Upon any termination by CLI under Section 12.1 hereof, or termination by MMTC under Section 12.2 or 12.3 hereof, all rights granted to CLI pursuant to this Agreement shall terminate.


         12.6 CLI shal raise $5,000,000 in funds by March 31, 1997. If CLI does not secure the $5,000,000 in funds by said date, MMTC shall at its option, terminate this agreement and shall be allowed to retain any and all funds received by MMTC from CLI.

                  SECTION 13 - DISPOSITION OF LICENSED PRODUCTS

         13.1 Upon termination of this Agreement in its entirety by either party, CLI shall provide MMTC with a written inventory of all Licensed Products in the process of manufacture or in stock and shall dispose of such Licensed Products within a period of one (1) year following such termination; provided, however, that all such Licensed Products shall be subject to the terms of this Agreement.

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                           SECTION 14 - FORCE MAJEURE


         14.1 No party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party.



                      SECTION 15 - ASSIGNMENT / SUBLICENSE

         15.1 This Agreement is binding upon and shall inure to the benefit of MMTC and its legal representatives, successors and assigns. Any sublicense by CLI shall not operate to relieve CLI of any obligations or liabilities under this Agreement, including, without limitation, the obligation of CLI to pay license fees and royalties under Section 3. This Agreement shall not otherwise be assignable by MMTC or CLI or sublicensed by CLI except with the prior written consent of the respective other party, which consent shall not be unreasonably withheld; provided, however, that either party shall have the right to:

         ( i ) Assign its rights and obligations under this Agreement to any successor (including the surviving entity in any consolidation or merger) to all or substantially all of its business, provided, that such successor assumes all of such party's obligations under this Agreement; or

         ( ii ) Transfer its interest or any part thereof under this Agreement to any Affiliate, or designate and cause any Affiliate to perform all or part of its obligations under this Agreement or to have the benefit of all or part of its rights hereunder. In the event of any such transfer, the transferee Affiliate shall assume and be bound by the provisions of this Agreement, and its performance under this Agreement shall be guaranteed by the transferring party.

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                           SECTION 16 - MISCELLANEOUS

         16.1 Governing Law and Arbitration - This Agreement shall be governed by and construed under the laws of the State of New York, regardless of the choice of law principles of New York or any other jurisdiction. Except as otherwise provided in Sections 4.3 hereof, any claim or controversy arising out of or relating to this Agreement shall be settled by final and binding arbitration by three (3) arbitrators, in accordance with the then-existing rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties shall each select one arbitrator and the arbitrators selected by the parties shall mutually agree on a third arbitrator. Such arbitration shall be held in New York, New York.

         16.2 Entire Agreement- This agreement sets forth the entire agreement and understanding among the parties hereto as to the subject matter hereof and has priority over all documents, verbal consents or understandings made among MMTC and CLI and their respective Affiliates before the conclusion of this Agreement with respect to the subject matter hereof; none of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

         16.3 Waivers - A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any party.

         16.4 Public Statements - Neither party shall make any public statement or make any press release expressly or implicitly identifying this Agreement or the other party without first obtaining the consent of the other party (which consent shall not be unreasonably withheld) , except that consent of the other party shall not be required as to any public statement or other

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communication ( i ) which is reasonably believed to be required by law, or  (ii)
which has already been publicly disclosed and is still accurate.

         16.5 Severability - If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offering provision shall be of no effect and shall not effect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

                                                     MMTC, INC.
                                       By:/s/___________________________
                                      Its:___________________________

                                     Dated:__________________________

                                                     CHEUNG LABORATORIES, INC.


                                       By:/s/___________________________
                                      Its:___________________________

                                     Dated:__________________________

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                                   Appendix I
                                Licensed Patents




1.       Patents

                         Patent         Issue
         Country         Number          Date         Title

         U.S.          5, 007, 937   April 16, 1991  Catheters for Treating
                                                     Prostate Disease

2.       Applications

                             Application        Filing
         Country               Number            Date              Title

         European Countries   PCT/0591/02509  April 12, 1991  Catheters for
         Canada                                               Treating  Prostate
         Japan                                                Disease


3. All other patents and applications in any country, now owned or hereafter acquired by MMTC, based on or related to the patents and patent applications listed in paragraph 1 of this Appendix I.

4.       All  divisionals,  continuations,  continuations-in-part,  patents   of
         addition, extensions and reissues of any patents or applications within the foregoing paragraphs 1 and 2 of this Appendix I.


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